Exhibit 99.1

NEWS RELEASE
CONTACT: Janine Orf (314) 275-3680

FOR IMMEDIATE RELEASE

PATRIOT COAL TO FURTHER REDUCE THERMAL COAL PRODUCTION

ST. LOUIS, April 20 – Patriot Coal Corporation (NYSE: PCX) today announced actions to further reduce thermal coal production in response to continued weakness in market demand. The Company disclosed the planned idling of the Freedom underground mine and, pursuant to the WARN Act, gave 60-day notice today to affected employees. The Freedom mine is located in the Bluegrass complex near Henderson, Kentucky and produced 1.2 million tons of thermal coal in 2011. Following this action, Patriot will have no remaining uncommitted Illinois Basin thermal coal for 2012 delivery.

“Thermal coal markets remain weak as a result of the mild winter, coupled with low natural gas prices and reduced demand for electricity related to the economic downturn. We are taking this step to align production with committed sales,” stated Patriot Executive Vice President & Chief Operating Officer Bennett K. Hatfield. “Additionally, during the first quarter, we idled three smaller Central Appalachian thermal coal mines that together produced about 1.2 million tons in 2011. In total, including today’s announcement and the previously announced closure of the Big Mountain complex, we have reduced Patriot’s annual thermal production by more than 4 million tons compared with 2011.”

The Company plans to provide updated guidance for 2012, including anticipated thermal coal volume, in conjunction with its first quarter earnings announcement.

About Patriot Coal

Patriot Coal Corporation is a leading producer and marketer of coal in the eastern United States, with 13 active mining complexes in Appalachia and the Illinois Basin. The Company ships to domestic and international electricity generators, industrial users and metallurgical coal customers, and controls approximately 1.9 billion tons of proven and probable coal reserves. The Company’s common stock trades on the New York Stock Exchange under the symbol PCX.

Forward-Looking Statements

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations. We do not undertake to update our forward-looking statements. Factors that could affect our results include, but are not limited to: price volatility and demand, particularly in higher margin products; geologic, equipment and operational risks associated with mining; changes in general economic conditions, including coal, power and steel market conditions; coal mining laws and regulations; the availability and costs of competing energy resources; legislative and regulatory developments; risks associated with environmental laws and compliance, including selenium-related matters; developments in greenhouse gas emission regulation and treatment; negotiation of labor contracts, labor availability and relations; the outcome of pending or future litigation; changes in the costs to provide healthcare to eligible active employees and certain retirees under postretirement benefit obligations; increases to contribution requirements to multi-employer retiree healthcare and pension plans; reductions of purchases or deferral of shipments by major customers; availability and costs of credit; customer performance and credit risks; inflationary trends; worldwide economic and political conditions; downturns in consumer and company spending; supplier and contract miner performance and the availability and cost of key equipment and commodities; availability and costs of transportation; the Company’s ability to replace coal reserves; the outcome of commercial negotiations involving sales contracts or other transactions; our ability to respond to changing customer preferences; failure to comply with debt covenants; the effects of mergers, acquisitions and divestitures; and weather patterns affecting energy demand or disrupting coal supply. The Company undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to the Company’s Form 10-K and Form 10-Q reports.

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